Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:  Jennifer Spaude, Ph:  507-386-3765

HickoryTech Announces Retirement of Division President Damon Dutz

MANKATO, Minn., Aug. 19, 2011 — HickoryTech Corporation (NASDAQ: HTCO) today announced that Damon Dutz, President of its Consumer & Network Solutions Division, is retiring from the company due to health reasons.

Dutz joined HickoryTech in 2000 as Director of Operations and was promoted to division president and corporate vice president in 2006.  Dutz has more than 40 years of service in the telecommunications industry.

“Damon has made significant contributions to our organization,” said John Finke, president and chief executive officer of HickoryTech.  “He led our broadband network expansion, which provided the infrastructure to offer advanced broadband services including higher-speed DSL and Digital TV services across our southern Minnesota service area, as well as the expansion of our regional fiber network to support our business growth initiatives.  His positive impact on our company and community will not be forgotten.”

A Form 8-K will be filed with the Securities and Exchange Commission today and will be available at http://investor.hickorytech.com under “SEC Filings.”

About HickoryTech
HickoryTech Corporation is a leading communications provider serving business and residential customers in the upper Midwest.  With headquarters in Mankato, Minn., HickoryTech has 460 employees and a five-state fiber network spanning more than 2,750 route miles across Minnesota and into Iowa, North Dakota, South Dakota and Wisconsin.  Enventis provides business IP-based voice and data solutions, MPLS networking, data center and managed hosted services and communication systems.  HickoryTech delivers broadband Internet, Digital TV, voice and data services to businesses and consumers in southern Minnesota and northwest Iowa. The Company trades on the NASDAQ, symbol: HTCO, and is a member of the Russell 2000 Index.  For more information, visit www.hickorytech.com.

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